EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Second Quarter and
First Half Fiscal 2011 Financial Results

2Q11 Net Sales of $41.2 Million
2Q11 Net Loss of $21.2 Million, or $0.37 per Diluted Share

Qingdao, China and Rockville, Md. – November 4, 2010 – Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today announced financial results for the second quarter and first half of fiscal 2011, ended September 30, 2010.

Second Quarter Fiscal 2011 Financial Overview
•	Net sales were $41.2 million
•	Gross profit was $8.9 million
•	Gross margin was 21.6%
•	Loss from operations was $26.1 million
•	Net loss attributable to Synutra International, Inc. common shareholders was $21.2 million, or $0.37 per diluted share

Mr. Liang Zhang, Chairman and CEO of Synutra, commented, “The second quarter of fiscal 2011 was very challenging for Synutra.  The premature development allegations, which drove a considerable decline in our market share, left a deep and lasting impact on our business.  We are proud, though, of our response to this very difficult situation.  We took the initiative to reach out to the proper authorities to verify the quality of our products and stem further consumer panic, we mobilized our sales team and call center to handle customer concerns and we have provided our distributors with more discounts and promotional activities to maintain the strength of our distribution channels.  We also directly confronted the source of these erroneous media reports, Phoenix Satellite Television, who then issued a formal public apology.”

Zhang continued, “Today, we are cautiously optimistic about our ongoing recovery.  Following the melamine crisis, our management team demonstrated that they are capable of returning Synutra to profitability.  We are confident that through the dedication and commitment of this same team, Synutra will rebuild its market presence and recapture its previous long-term growth momentum.”

Second Quarter Fiscal 2011 Financial Results
Net sales were $41.2 million in the second quarter of fiscal 2011, compared to $65.3 million in the second quarter of fiscal 2010.  Net sales from the Company’s branded powdered formula segment were $37.3 million, or 90.5% of net sales in the quarter, compared to $42.0 million, or 64.3% of net sales, in the prior year period.  For sequential comparison, in the first quarter of fiscal year 2011, net sales from the branded powdered formula segment were $79.2 million, or 94.6% of net sales. Net sales of the Company’s Super series infant formula accounted for 54.3% of the volume of sales and 66.9% of the net sales of the powdered formula segment for the second quarter of fiscal year 2011.  This compares to 65.3% of the volume of sales and 74.5% of the net sales of the powdered formula segment in the first quarter of fiscal year 2011. By volume, sales of powdered formula products was 6,443 tons in the second quarter of fiscal year 2011.  This compares with 8,364 tons in the first quarter of fiscal year 2011.

Net sales from Other Products, which mainly consist of raw milk and surplus milk powder sold to industrial customers, was $2.9 million, or 7.1% of net sales, in the second quarter of fiscal 2011, compared to $22.6 million, or 34.5% of net sales, in the prior year period, and down sequentially from $4.5 million, or 5.3% of net sales, in the first quarter of fiscal 2011.

Gross profit was $8.9 million in the second quarter of fiscal 2011, compared to $12.3 million in the prior year period, and down sequentially from $46.4 million in the first quarter of fiscal year 2011.  Gross margin in the second quarter of fiscal 2011 was 21.6%, up from 18.8% in the prior year period, and down sequentially from 55.3% in the first quarter of fiscal 2011.  This reflects the impact of the media event and the Company’s efforts around recovery.  In order to regain market share, the Company granted more discounts to distributors, which led to a decrease in average selling price.  The Company also provided more free product, which were used in promotional activities such as buy four get one free, than in prior quarters to distributors, which led to the cost increase.

Loss from operations was $26.1 million in the second quarter of fiscal 2011, compared to a loss of $16.3 million in the prior year period.  For sequential comparison, in the first quarter of fiscal year 2011, operating income was $16.3 million.  Selling and distribution expenses increased 18.2% to $12.2 million in the second quarter of fiscal 2011 from $10.3 million in the prior year period.  Advertising and promotion expenses increased 95.2% to $14.7 million in the second quarter of fiscal 2011 from $7.5 million in the prior year period. General and administrative expenses increased 70.5% to $8.4 million in the second quarter of fiscal 2011 from $4.9 million in the prior year period.  Increases in operating expenses primarily reflect the Company’s increased distributor promotion efforts at the time of the premature development accusations, as well as a continued shift in the Company’s marketing strategy toward a more consumer-centric effort, as well as charitable donations made during the quarter.

Net loss attributable to Synutra International, Inc. common shareholders was $21.2 million, or $0.37 per diluted share in the second quarter of fiscal 2011, compared with a net loss of $14.0 million, or $0.26 per diluted share, in the prior year period.

First Half Ended September 30, 2010 Financial Results
Net sales for the first half ended September 30, 2010 increased 10.9% to $125.0 million from $112.7 million in the prior year period.  Net sales from branded powdered formula products increased 37.9% to $116.5 million, or 93.2% of net sales, in the first half ended September 30, 2010, from $84.5 million, or 75.0% of net sales, in the prior year period.

Net sales from Other Products, which consist mainly of raw milk and surplus milk powder sold to industrial customers, were $7.4 million, or 5.9% of net sales, in the first half of fiscal 2011, compared to $27.1 million, or 24.0% of net sales, in the prior year period.   The change in revenue mix primarily reflects the impact of the melamine contamination incident on the Company’s branded powdered formula segment.

Gross profit was $55.3 million in first half of fiscal 2011, an increase of 73.5% from $31.9 million in the prior year period. Gross margin increased to 44.2% in the first half of fiscal 2011 from 28.3% in the prior year period.

Operating loss was $9.8 million in the first half of fiscal 2011, compared to an operating loss of $26.9 million in the prior year period.  Net loss was $11.1 million in the first half of fiscal 2011, or $0.20 per diluted share, compared with a net loss of $24.0 million, or $0.44 per diluted share, in the prior year period.

Balance Sheet
As of September 30, 2010, the Company had cash and cash equivalents of $52.3 million and restricted cash of $26.8 million.

Sales Disruption Overview
As previously reported, in August, the China-based media reported allegations that the Company’s infant formula products were linked to hormone-triggered premature development in infants in the Hubei province of China.  On August 15, 2010, China’s Ministry of Health announced after testing samples of the Company’s products that there was no link between Synutra’s infant milk powder products and premature development in infants.  On September 30, 2010, Phoenix TV, one of the original media firms that aired the allegations, delivered a formal public apology for promulgating false claims against Synutra.  The Company’s sales have been significantly impacted by these allegations, with market share falling to 4.8% in August 2010 from 6.6% in July 2010 and sales volume falling significantly on a year over year basis in August and September.

Mr. Zhang stated, in closing, “While we have been significantly and adversely affected by the prematurity event, management is cautiously optimistic about our ongoing recovery. We believe that the positive conclusion of MOH’s tests and Phoenix TV's on-air apology laid a solid foundation for the recovery of our brand going forward.  In addition, we expect our sales to our distributors to increase in future quarters.  Based on these factors, management believes that sales and profitability for the following several quarters could improve significantly.”

Conference Call Details
The Company will hold a conference call on Friday, November 5, 2010 at 8:00 am Eastern Time to discuss the financial results.  Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (888) 935-4577
International:	+1 (718) 354-1389
Conference ID:	9300243

The replay will be accessible through November 12, 2010 by dialing the following numbers:

United States Toll Free:	+1 (866) 932-5017
International:	+1 (347) 366-9565
Conference ID:	9300243

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of September 30, 2010, this network comprised over 560 independent distributors and over 1,000 independent sub-distributors who sell Synutra products in over 75,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; adverse effects associated with the melamine contamination incident; impact of the premature development allegations; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Condensed Consolidated Statements of Income
Unaudited

	Three Months Ended September 30,		Six Months Ended September 30,
	2010	2009	2010	2009
	(in thousands except earnings per share date)

Net sales	41,202	65,330	124,989	112,680
Cost of sales	32,306	53,051	69,732	80,829

Gross profit	8,896	12,279	55,257	31,851

Selling and distribution expenses	12,211	10,334	24,837	20,811
Advertising and promotion expenses	14,654	7,507	24,656	22,652
General and administrative expenses	8,370	4,909	15,886	9,550
Impairment loss of assets disposal	0	5,921	0	5,921
Other operating income, net	238	107	311	224

Loss from operations	(26,101)	(16,285)	(9,811)	(26,859)

Interest expense	2,113	2,788	4,775	5,166
Interest income	137	370	245	888
Other income (expense), net	58	(267)	225	(1,051)

Loss before income tax benefit	(28,019)	(18,970)	(14,116)	(32,188)

Income tax benefit	(6,797)	(4,912)	(3,002)	(8,135)

Net loss	(21,222)	(14,058)	(11,114)	(24,053)

Net loss attributable to the noncontrolling interest	(66)	(39)	(64)	(88)

Net loss attributable to Synutra International, Inc. common shareholders	(21,156)	(14,019)	(11,050)	(23,965)

Loss per share-basic	(0.37)	(0.26)	(0.20)	(0.44)
Loss per share-diluted	(0.37)	(0.26)	(0.20)	(0.44)

Weighted average common share outstanding-basic	57,301	54,001	55,651	54,001
Weighted average common share outstanding-diluted	57,301	54,001	55,651	54,001

Synutra International, Inc.
Consolidated Balance Sheets
Unaudited

	Sep 30, 2010	Mar 31, 2010
	(in thousands, except share par value)
ASSETS
Current Assets:
Cash and cash equivalents	52,327	48,693
Restricted cash	26,804	33,384
Accounts receivable, net of allowance for doubtful accounts	40,088	26,013
Inventories	67,597	52,134
Due from related parties	9,864	8,111
Income tax receivable	3,760	523
Receivable from assets disposal	5,386	5,879
Prepaid expenses and other current assets	17,293	8,209
Deferred tax assets-current	34,049	33,390

Total current assets	257,168	216,336

Property, plant and equipment, net	109,163	110,037
Land use rights, net	6,036	5,996
Intangible assets, net	3,126	3,394
Goodwill	-	1,437
Receivable from assets disposal	-	4,404
Other assets	5,521	3,575
Deferred tax assets	4,208	4,178

TOTAL ASSETS	385,222	349,357

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	77,120	98,069
Long-term debt due within one year	14,923	61,194
Accounts payable	61,099	49,947
Due to related parties	2,443	2,670
Advances from customers	9,130	9,375
Other current liabilities	26,833	22,674

Total current liabilities	191,548	243,929

Long-term debt	79,091	41,018
Deferred revenue	4,734	4,688
Capital lease obligations	5,461	5,372
Other long-term liabilities	1,451	1,419

Total liabilities	282,285	296,426

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 54,001 issued and outstanding at June 30, 2010 and March 31, 2010, respectively	6	5
Additional paid-in capital	135,440	76,607
Accumulated deficit	(59,339)	(48,289)
Accumulated other comprehensive income	26,214	24,015

Total Synutra common shareholders’ equity	102,321	52,338

Noncontrolling interest	616	593

Total equity	102,937	52,931

TOTAL LIABILITIES AND EQUITY	385,222	349,357